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                                                                    EXHIBIT 21.1

                        LIST OF REGISTRANT'S SUBSIDIARIES

Name                            Jurisdiction of Organization       Percent owned
----                            ----------------------------       -------------
Documentum International, Inc.         California                       100%
Documentum Software Europe Ltd.        United Kingdom                   100%
Relevance Technologies, Inc.           Delaware                         100%
Nihon Documentum K.K.                  Japan                            100%
Documentum GmbH                        Germany                          100%
Documentum F.S.C.                      Barbados                         100%